Filed pursuant to Rule 424 (b)(3)&(c)
                                                      Registration No. 333-89478

                              Prospectus Supplement
                                       to
                          Prospectus dated June 6, 2002


                          ALTAIR NANOTECHNOLOGIES INC.

         This Prospectus Supplement supplements the Prospectus dated June 6, 2002 (the "Prospectus") of Altair Nanotechnologies Inc., formerly known as Altair International Inc., relating to the offering and sale of up to 1,847,500 common shares of Altair by persons who are existing security holders of Altair and identified in the section of the prospectus entitled "Selling Shareholders." The purpose of this Prospectus Supplement is to inform you that the issuer of the common shares described in the Prospectus has changed its name from "Altair International Inc." to "Altair Nanotechnologies Inc." and has changed the statute under which it is incorporated from the Business Corporation Act (Ontario) to the Canada Business Corporations Act. All references in the Prospectus to "Altair International Inc." are hereby changed to be references to "Altair Nanotechnologies Inc."

         This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus.

         Consider carefully the risk factors beginning on page 2 in the Prospectus before investing in our securities.

                        --------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this Prospectus Supplement. Any representation to the contrary is a criminal offense.

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             The date of this Prospectus Supplement is July 17, 2002